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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated November 18, 2008 on the financial statements of the RiverSource Balanced Fund, RiverSource Disciplined Large Cap Growth Fund, RiverSource Disciplined Large Cap Value Fund, RiverSource Diversified Equity Income Fund, and the RiverSource Mid Cap Value Fund of the RiverSource Investment Series, Inc. included in the Annual Reports for the period ended September 30, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 121 to the Registration Statement (Form N-1A, No. 2-11328) of the RiverSource Investment Series, Inc.


                                                  /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 25, 2008